33

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DZS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DZS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Fellow Stockholders:

You are cordially invited to attend our 2022 Annual Meeting of Stockholders on Thursday, June 2, 2022 at 10:00 a.m. Central Time. The meeting will be held virtually, and the live webcast of the annual meeting will be available at www.virtualshareholdermeeting.com/DZSI2022. To access the webcast, go to this website and follow the instructions provided. Electronic entry to the meeting will begin at 9:45 a.m. Central Time.

To attend, vote and submit questions during the annual meeting visit www.virtualshareholdermeeting.com/DZSI2022 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instructions form or proxy card. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DZSI2022.

We are holding the annual meeting for the following purposes:

1.	To elect the following two members of the Board of Directors to serve for three-year terms as Class III Directors: Min Woo Nam and Charles D. Vogt;
2. 3.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on April 5, 2022, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to participate in the annual meeting, I encourage you to review the proxy statement and our Annual Report on Form 10-K to learn more about your Company and our achievements in 2021, and to please vote your shares as soon as possible. You may vote by (a) signing, dating and returning the enclosed proxy card/voting instruction form, (b) voting via the Internet or (c) voting by telephone. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 2 of the proxy statement and the instructions on the proxy card/voting instruction card.

By order of the Board of Directors

Charles D. Vogt

President and Chief Executive Officer

Plano, Texas

April 19, 2022

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
PLEASE VOTE YOUR SHARES BY PHONE, VIA THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THESE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 2, 2022

Electronic copies of our proxy statement and our annual report are available online at https://investor.dzsi.com/financials/sec-filings/.

DZS INC.
5700 Tennyson Parkway, Suite 400

Plano, Texas 75024

PROXY STATEMENT

The Board of Directors of DZS Inc. solicits your proxy for use at the annual meeting of stockholders to be held on Thursday, June 2, 2022 at 10:00 a.m. Central Time by live webcast at www.virtualshareholdermeeting.com/DZSI2022, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” As used in this proxy statement, the terms “DZS,” the “Company,” “we,” “us” and “our” refer to DZS Inc. and its consolidated subsidiaries.

Why am I receiving DZS’s Annual Meeting materials?

DZS Inc. delivered these materials to you in connection with its solicitation of proxies for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 2, 2022 at 10:00 a.m. Central Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to stockholders on April 19, 2022.

Why did I receive a notice of internet availability of proxy materials instead of a full set of DZS’s Annual Meeting materials, or vice versa?

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing online internet access to the Annual Meeting materials to many of our stockholders (other than those who previously requested electronic or paper delivery or to whom we have elected to furnish a full set of materials). This method of distribution makes our process more efficient and less costly, and limits our impact on the environment. We mailed to these stockholders a notice of internet availability of proxy materials containing instructions on how to access the Annual Meeting materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), how to vote online, instructions on obtaining a paper copy of the materials, including a proxy card, and how to attend the virtual Annual Meeting. The notice instructs stockholders on how to request delivery of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. All stockholders who did not receive this notice will receive a full set of the Annual Meeting materials in printed form by mail or electronically by e-mail.

What is included in DZS’s Annual Meeting materials?

•	This Proxy Statement for the Annual Meeting;
•	DZS’s Annual Report; and
•	If you received a full set of DZS’s Annual Meeting materials, the proxy card or, if you are a beneficial owner of shares held in street name, a voting instruction form.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the following proposals:

Proposal	Recommendation	Page Reference
1 – Election of the Class III Directors	FOR	11
2 – Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR	12

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, April 5, 2022, are entitled to notice of and to vote at the Annual Meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the record date, there were approximately 27,604,655 shares of our common stock issued and outstanding, held by 375 holders of record.

Stockholder of Record: Shares Registered in Your Name

If, on April 5, 2022, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote electronically at the meeting or vote by proxy. Whether or not you plan to attend the meeting via live webcast, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If, on April 5, 2022, your shares are registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank or broker. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to view the live webcast of the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the meeting unless you request and obtain a 16-digit control number from your broker or other agent authorizing you to vote your shares.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters.  If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. The election of directors is not a routine matter, and a broker or nominee may not vote on this matter without receiving instructions.  The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions.

Voting Procedures

Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to view the live webcast of the Annual Meeting and to vote your shares electronically at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote electronically at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to view the live webcast of the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still view the live webcast of the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote electronically at the Annual Meeting, view the live webcast at www.virtualshareholdermeeting.com/DZSI2022 and follow the instructions on how to vote electronically.
•	To vote by mail, follow the instructions provided in the proxy card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card.
•	To vote over the telephone, call the toll-free number found on the proxy card and follow the recorded instructions.

If you return a signed proxy card but do not fill out the voting instructions on the proxy card or if you indicate when voting on the Internet or over the telephone that you wish to vote as recommended by the Board, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1 and 2. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, your proxy vote will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from DZS. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction form from your broker, bank or other nominee that accompanies this Proxy Statement. If you complete and submit your voting instruction form, the persons named as proxies will vote the shares represented by your voting instruction form in accordance with your instructions.

Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2022. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this Proxy Statement other than the ratification of our independent registered public accounting firm. Please provide voting instructions to your broker, banker or agent so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date; (2) delivering written notice of revocation to our Corporate Secretary at 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024; or (3) logging onto the live webcast of the Annual Meeting and voting as directed, although attendance at the live webcast of the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and dissemination of this Proxy Statement and any additional solicitation material that we may provide to stockholders. The original solicitation of proxies may be supplemented by solicitation by mail, telephone, fax, e-mail, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

The Annual Meeting will be held live via the internet on Thursday, June 2, 2022 at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/DZSI2022. You will not be able to attend the meeting in person.  Participation in and attendance at the Annual Meeting is limited to our stockholders as of the close of business on April 5, 2022, and other persons holding valid proxies for the Annual Meeting.  Online access will begin at 9:45 a.m. Central Time, on June 2, 2022, and we encourage you to access the Annual Meeting prior to the start time.  To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DZSI2022, you must enter the 16-digit control number found next to the label “Control Number” for the postal mail recipients or within the body of the email sending you the proxy statement.  If your shares are held in the name of a bank, broker or other holder or record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting.  If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DZSI2022.

How Can I Access the Webcast of the Annual Meeting

We plan to offer a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/DZSI2022. To access the webcast, go to this website and follow the instructions provided.

Will I Be Able to Ask Questions at the Annual Meeting

You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting website during the Annual Meeting.  Only questions pertinent to meeting matters of the Company will be answered during the meeting, subject to time constraints.  Questions that are substantially similar may be grouped together to avoid repetition.

Why Are We Having a Virtual Meeting

We will hold the Annual Meeting in a virtual-only format, which will be conducted over the internet via live webcast, as we believe that a virtual format is more environmentally friendly, allows greater shareholder participation and decreases the costs of holding the meeting. We intend to hold our virtual annual meetings in a manner that affords you the same general rights and opportunities to participate as you would have at an in-person meeting.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to DZS Inc., Attention: Investor Relations, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024, or by calling us at (469) 327-1531. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their names.

Significant Stockholder

Dasan Networks, Inc. (“DNI”) is the Company’s largest stockholder. As of April 5, 2022, DNI owns 10,093,015 shares of Company common stock, which represents approximately 36.6% of the Company’s issued and outstanding common stock. As a result of its substantial interest in the Company, DNI is able to significantly influence the Company’s corporate and management policies and the outcome of any corporate transaction or other matter submitted to stockholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. The interests of DNI may not coincide with the interests of the Company’s other stockholders or with holders of the Company’s indebtedness.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting our reputation, assets, investor confidence and customer loyalty. Above all, the foundation of our integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found in the “Governance” section of our website at https://investor-dzsi.com/governance/governance-documents.

Board Composition

Our Board of Directors is presently comprised of seven members. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. One class of directors is elected by the stockholders to serve a three-year term at each annual meeting.

The following table sets forth (a) the names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, (b) the age of each nominee or director, (c) the Company position(s) currently held by each nominee or director, and (d) the year in which each nominee’s or director’s current term will expire.

Name	Class	Age	Position	Term Expires
Director Nominees
Min Woo Nam	III	60	Chairman of the Board	2022
Charles D. Vogt	III	58	President, CEO and Director	2022

Continuing Directors
Barbara Carbone	I	63	Director	2023
Joon Kyung Kim	I	63	Director	2023
Matt W. Bross	II	61	Director	2024
David Schopp	II	73	Lead Independent Director	2024
Choon Yul Yoo	II	61	Director	2024

There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director.

Our directors bring to the Board of Directors a wealth of executive leadership experience derived from their service as executives or managing directors of small, large and multinational corporations or venture capital firms. They also bring extensive board experience. Information regarding the qualifications, experience and skills of each of our directors that led our Board of Directors to conclude that such director is qualified to serve on our Board of Directors is described in the following paragraphs.

Class III Directors Standing for Re-Election at this Annual Meeting

Min Woo Nam has served as the Chairman of the Board of Directors of DZS since 2016. Mr. Nam currently serves as the Chief Executive Officer and Chairman of the Board of Directors of DNI, a position he has held since March 1993. Mr. Nam previously served as the Chief Executive Officer of Korea Ready System and Dasan Engineering Co., Ltd. His work has included export of technical services to Silicon Valley, California since 1999. Mr. Nam served as General Chairman of the International Network of Korean Entrepreneurs from 2004 until 2006, and has served as Director of the Korea Entrepreneurship Foundation since November 2011. Previously, he served as Chairman of the Korean Venture Business Association. Mr. Nam completed his B.E. in Mechanical Engineering from Seoul National University in 1984. We believe Mr. Nam is well suited to serve as the Chairman of our Board of Directors given his extensive experience serving in chief executive officer and chairman roles and his in-depth knowledge of the telecommunications industry.

Charles D. Vogt joined DZS as President, Chief Executive Officer and as a director in 2020. A lifelong entrepreneur, Mr. Vogt has spent the past two decades building and leading organizations through high growth and rapid change in challenging and competitive environments. Prior to joining the Company, Mr. Vogt was most recently President, Chief Executive Officer and a Director of ATX Networks, a leader in broadband access and media distribution, where he led the company through extensive transformation and growth since February 2018. From July 2013 to January 2018, Mr. Vogt served as President, Chief Executive Officer and a Director of Imagine Communications, where he directed the company through revolutionary change as it evolved its core technology, including large-scale restructuring and rebranding and multiple technology acquisitions as he implemented a disruptive vision and growth strategy. Before joining Imagine Communications, Mr. Vogt was President, Chief Executive Officer and a Director of GENBAND (today known as Ribbon Communications), where he transformed the company from a startup to the industry’s global leader in voice over IP and real-time IP communications solutions. His professional career has also included leadership roles at Taqua (Tekelec), Lucent Technology (Nokia), Ascend Communications (Lucent), ADTRAN, Motorola and IBM.  Mr. Vogt is currently a board member for Stryve Foods, Inc. (NASDAQ: SNAX). Mr. Vogt received his B.S. in Economics and Computer Science from

Saint Louis University. We believe Mr. Vogt is well suited to be our Chief Executive Officer and serve on our Board of Directors given his extensive chief executive officer experience, his expertise in the business arena, and his in-depth knowledge of the telecommunications industry.

Continuing Class I Directors with Terms Expiring 2023

Barbara Carbone has served as a director of DZS since January 1, 2021. Ms. Carbone is a recognized business leader and audit partner with deep expertise across the software, media, consumer products, manufacturing and financial spaces. For nearly 40 years, in addition to serving clients, she held several leadership roles at KPMG, including as the leader of a large business unit, the global software practice leader and as the national partner in charge of human resources for the audit practice. Ms. Carbone’s experience transforming businesses through mergers and acquisitions, workforce management, divestitures, spinoffs, IPOs, and navigation of public and private markets has given her a diverse and valuable perspective. She is currently a board member for TrueCar Inc. (NASDAQ: TRUE), Blue Nile, Inc. and Side by Side Services. She is also a Board of Trustee member of Exploratorium. We believe Ms. Carbone is well suited to serve on our Board of Directors given her extensive experience in financial and accounting matters, her extensive experience in advising other organizations and her experience as a director of a public company.

Joon Kyung Kim has served as a director of DZS since January 6, 2020. Mr. Kim brings to DZS’s board more than 36 years of experience in audit and advisory services with KPMG. Prior to joining DZS, Kim served as the National Partner in Charge of KPMG’s Korean practice, a role to which he was appointed in 2005. During his career at KPMG, he progressed through various financial statement audit roles, developing expertise in financial statement audits, operational reviews and special audits of specified areas of operations, regulatory supervisory advice, credit reviews, performance improvement, and internal control related advisory services, and in 1999 was promoted to Partner. Kim serves on the board of directors of Hope Bancorp, Inc. (NASDAQ: HOPE), the holding company for Bank of Hope, a super regional bank with over $17 billion in assets.  Mr. Kim holds a Bachelor of Science degree in Business Administration from the University of California, Berkeley and is a Certified Public Accountant. We believe Mr. Kim is well suited to serve on our Board of Directors given his extensive experience in financial and accounting matters, his leadership experience and his experience as a director of a public company.

Continuing Class II Directors with Terms Expiring 2024

Matt W. Bross has served as a director of DZS since January 1, 2021. Mr. Bross has led a long and distinguished career in the global telecom and technology industries – having previously served as CEO of BT Innovate, Global CTO and President of Huawei Technologies, CTO of Williams Communications (Lumen) and CEO and Director of Rift.io. Today, he serves on the boards of Axellio Inc., a provider of high-performance network packet capture, storage, and analysis solutions, and is the Chairman of the Global Information Infrastructure Commission (GIIC). Mr. Bross has previously served on the board of Sonus Networks (Ribbon Communications), the East West Institute, the Alliance for Telecommunications Industry Solutions (ATIS), and CTIA, the trade association representing the U.S. wireless communications industry. He is a Cambridge University Pembroke College, William Pitt Fellow, and a global advisor regarding 5G, IOT, Blockchain, AI, and Virtualization. Mr. Bross is also a Member of IEEE Future Technology Committee, and he formerly led the World Economic Forum "Technology Pioneer Program." We believe Mr. Bross is well suited to serve on our Board of Directors given his extensive knowledge and experience in the telecommunications industry.

David Schopp has served as a director of DZS since 2018. Mr. Schopp has served as the Operating Partner for the private equity firm Stonebridge Partners since 2004 and is also a General Partner in Stonebridge Partners Equity Fund IV, L.P. Mr. Schopp was previously President and Chief Executive Officer of Orbis Corporation, a division of Menasha Corp., a manufacturer of plastic returnable containers and logistics management. Prior to Orbis, he was Vice President and General Manager of Promo Edge, also a division of Menasha Corp. Mr. Schopp has built and sold several of his own portfolio companies including US Sample Company, Bates Inc., and Congress Packaging. He was previously a consultant with Booz Allen Hamilton Inc. Mr. Schopp is currently Chairman of the Board of Directors of Specialty Bakers, a commercial bakery, and has held numerous prior board positions, including as Chairman of the Board of Directors of Cast-Crete, American Dryer Corporation, Inland Pipe Rehabilitation, Alpine Engineering, Corbi Plastics and Hydraulex Global. Mr. Schopp holds both a B.S. and M.S. in Aeronautical Engineering from Rensselaer Polytechnic Institute. We believe that Mr. Schopp is a superior business leader who understands our company’s vision to empower global advancement and his experience building companies and advising Fortune 500 companies is valuable to DZS as we lead the way to the new generation of broadband and mobile transport solutions.

Choon Yul Yoo has served as a director of DZS since August 8, 2019. Since March 1999, Mr. Yoo has served as the Chief Operating Officer of DNI. Additionally, from June 2012 till March 2020, Mr. Yoo served as the Chief Executive Officer of DMC Co., Ltd., an auto parts manufacturing company and affiliate of DNI. From January 2017 to January 2018, Mr. Yoo served as the Chief Executive Officer of Solueta Co., Ltd., a provider of electromagnetic interference and electromagnetic compatibility solutions, and served as a director of Solueta from 2018 till 2020. Mr. Yoo also previously served as Chief Executive Officer of DNS Korea from April 2015 until September 2016, when DNS Korea was acquired by the Company. Mr. Yoo holds a Bachelor of Science degree in Mechanical Engineering from Dongyang Technical College.  We believe that Mr. Yoo is well suited to serve on our Board of Directors given his extensive leadership experience and his knowledge of DNS Korea’s operations.

Board Leadership Structure

Different individuals serve as Chairman of the Board of Directors, Lead Independent Director and Chief Executive Officer. The Chairman is Mr. Min Woo Nam, who presides over meetings of the Board of Directors and the stockholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, consults on stockholder engagement and governance matters, and performs such other duties as the Board of Directors requires from time to time. The Lead Independent Director is Mr. David Schopp, who presides over meetings of the Board of Directors at which the Chairman is not present, serves as the principal liaison between the Chairman and the independent directors, reviews and approves meeting agendas, meeting schedules and other information, recommends for selection to the membership and chairman positions for each Board committee and interviews all director candidates, and, as appropriate, consults on stockholder engagement matters. The Chief Executive Officer is Mr. Charles D. Vogt, who focuses on operating and managing the Company. Our Board of Directors believes that this separation of the positions of Chairman, Lead Independent Director and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, leverages the Chairman’s and Lead Independent Director’s experience and perspectives, and enhances the effectiveness of the Board of Directors as a whole.

The Board believes that maintaining a healthy mix of qualified independent, non-management, and management directors on the Board is an integral part of effective corporate governance and management of the Company. The Board also believes that the current leadership structure strikes an appropriate balance between independent directors, management directors, and directors affiliated with DNI, the Company’s largest stockholder, which allows the Board to effectively represent the best interests of the Company’s entire stockholder base.

Board Independence

The Board of Directors has affirmatively determined that each of Matt W. Bross, Barbara Carbone, Joon Kyung Kim, and David Schopp are independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. At the conclusion of the regularly scheduled Board of Directors meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management. In addition, each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is currently an independent director in accordance with Nasdaq standards.

Board Diversity

The Board utilizes a thoughtful approach to board composition to ensure that the composition of the Board reflects the Company’s efforts and commitment to achieving diversity, including with respect to age, gender, race and ethnicity. The table below provides certain information regarding the composition of our Board. Each of the categories listed in the table below has the meaning given it in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of December 31, 2021)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		3
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Committee Composition

Our Board of Directors has the following four standing committees: (1) Audit Committee, (2) Compensation Committee, (3) Corporate Governance and Nominating Committee and (4) Strategy Committee. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter that can be found on the “Governance” section of our website at https://investor-dzsi.com/governance/governance-documents.

Director	Independence	Financial Expert	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee*
Matt W. Bross	Independent	—	—
Barbara Carbone	Independent				—
Joon Kyung Kim	Independent
Min Woo Nam	—	—	—	—	—
David Schopp	Independent	—		—
Choon Yul Yoo	—	—	—	—	—
Charles D. Vogt	—	—	—	—	—
Number of Meetings in 2021			9	5	2	0

 Member    Chairperson    Financial Expert

“The Strategy Committee was formed in the second half of 2021.

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. In addition, the Audit Committee reviews and approves any related-party transactions. The responsibilities and activities of the Audit Committee are described in greater detail in the section entitled “Audit Committee Report.”

Each member of the Audit Committee is an independent director under the criteria established by Nasdaq and SEC rules. Our Board of Directors has also determined that each of Barbara Carbone and Joon Kyung Kim qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of our Audit Committee members with respect to certain accounting and auditing matters. The designation does not impose upon them any duties, obligations or liabilities that are greater than are generally imposed on them as a member of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee is responsible for reviewing all components of executive officer and director compensation and benefits and establishing and monitoring policies governing the compensation of executive officers and directors. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing and approving the performance objectives relevant to compensation, determining salary, bonus and other incentive-based compensation, and approving equity-based compensation for executive officers. The Compensation Committee may delegate its authority to others so long as it is acting within the scope of the powers and responsibilities delegated to it by the Board of Directors. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the

Company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the Company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board of Directors with respect to Board of Directors and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board of Directors from time to time the appropriate skills and characteristics required of Board of Directors members in the context of the current size and make-up of the Board of Directors.

In selecting or recommending nominees for election to the Board of Directors, the Corporate Governance and Nominating Committee conducts inquiries into the background and qualifications of any potential nominees, including, but not limited to, professional experience, viewpoint, age, education, skills (such as understanding of manufacturing, technology, finance and marketing) and international background. The Corporate Governance and Nominating Committee recognizes the value of cultivating a Board of Directors with a diversity of backgrounds and experiences for a more balanced and wide-ranging discussions in the boardroom, which we believe, enhances the decision-making process. Our stockholders also recognize the value of having diverse representation and a variety of viewpoints on the Company’s Board of Directors.

The Corporate Governance and Nominating Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The same criteria are used by the Corporate Governance and Nominating Committee to evaluate all candidates, whether he or she was recommended by a director, management or a stockholder. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: DZS Inc., Attention: Corporate Secretary, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

In evaluating the qualification of candidates for potential nomination to the Board of Directors, the Corporate Governance and Nominating Committee reviews the background and qualification of each candidate, engages in internal discussions, interviews with selected candidates and assesses such candidate’s potential to make positive contributions that are responsive to the needs of DZS. In addition, the Corporate Governance and Nominating Committee is committed to consideration of qualified directors of diverse gender, race, age, color, religion, national origin, sexual orientation, genetic information, marital status, disability or covered veterans’ status. There is no specific criteria or minimum qualifications that a nominee must possess; our Corporate Governance and Nominating Committee reviews each candidate in the context of the current and anticipated needs of the Board of Directors and our business at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board of Directors members. Therefore, while the Corporate Governance and Nominating Committee is focused on the achievement and the ability of potential nominees to make a positive contribution with respect to such factors, it has not established any specific minimum criteria or qualifications that a nominee must possess. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board of Directors, such candidate as a nominee for election to the Board of Directors.

Strategy Committee

The Strategy Committee assists and advises in the strategic planning process for the Company and in developing long-term strategic plans for the Company. The Strategy Committee also evaluates strategic actions, including strategic investments, acquisitions, divestitures, financing strategies and assesses such actions for strategic alignment and short and long-term impact on the Company’s objectives and stockholder value, among other things.  The Strategy Committee reviews the Company’s performance and progress with respect to the execution of its strategies and related impacts on the Company’s objectives and stockholder value.

Director Attendance at Board Meetings and Annual Meetings of Stockholders

During the fiscal year ended December 31, 2021, the Board of Directors of DZS held 9 meetings. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during the period for which he was a director or a committee member. In addition to meetings, the Board of Directors and its committees sometimes took action by unanimous written consent in lieu of a meeting, which is permitted under Delaware corporate law.

We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules.  Two of our directors attended last year’s annual meeting of stockholders.

Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Strategy Committee is responsible for overseeing the Company’s business strategy and make recommendations to the Board on the Company’s strategic direction and objectives.

The Board of Directors’ role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board of Directors meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board of Directors

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, DZS Inc., 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the Company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors has fixed the number of authorized directors at seven. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes that are as nearly equal in number as is practicable, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. At each annual meeting of stockholders, the stockholders elect one class of directors to serve a three-year term.

Class III, the class of directors whose term expires at the 2022 annual meeting of stockholders, currently consists of two persons. In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has unanimously nominated Min Woo Nam and Charles D. Vogt, the two incumbent directors whose terms expire at 2022 annual meeting of stockholders, to stand for reelection to the Board of Directors. Messrs. Nam and Vogt have been nominated to serve as directors until the 2025 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Information regarding the background and qualification of each nominee for re-election to the Board of Directors is included above in “Corporate Governance Principles and Board Matters–Class III Directors Standing for Re-Election at this Annual Meeting”.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all shares represented by signed and returned proxy cards received for the election of Messrs. Nam and Vogt. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, then the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the election of Min Woo Nam and Charles D. Vogt as Class III Directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee selected Ernst & Young LLP (“EY” or “Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of EY have been invited to attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of EY as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain EY, and may retain that firm or another without re-submitting the matter to the stockholders.

Change in Accountants

On June 7, 2021, following receipt and review of a number of proposals from independent registered accounting firms, including Grant Thornton LLP (“GT”), GT was dismissed as the Company’s independent registered public accounting firm. The Company notified GT on June 7, 2021 that it would be dismissed as the Company’s independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the Audit Committee. GT’s reports on the Company’s financial statements for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. On June 7, 2021, the Audit Committee approved the appointment of EY as the Company’s new independent registered public accounting firm, effective upon the dismissal of GT on June 7, 2021.

As previously reported on the Current Report on Form 8-K filed with the SEC on June 10, 2021, during the Company’s fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through June 7, 2021, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act and the related instructions thereto (“Regulation S-K”), with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Also during the Company’s two most recent fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through June 7, 2021, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto, except for the material weaknesses in the Company’s internal control over financial reporting relating to the matters as of December 31, 2019, which had been remediated as of December 31, 2020, as previously reported in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  The matters disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 related to: an insufficient complement of personnel with appropriate accounting knowledge, experience and training in the application of US GAAP, including accounting for significant unusual transactions; the Company’s failure to maintain an effective control environment as it did not appropriately identify internal controls over inventory valuation and revenue; and the Company’s failure to design and maintain effective controls over the financial closing process, including controls surrounding monitoring and review of the activity of its foreign subsidiaries..

We provided GT with a copy of the Current Report on Form 8-K reporting the change in auditor before filing the Form 8-K with the SEC on June 10, 2021, and requested that GT furnish us with a letter addressed to the SEC stating whether or not GT agreed with the above statements and stating the respects, if any, in which GT did not agree with such statements. The letter from GT was filed as Exhibit 16.1 to the Form 8-K.

Principal Accounting Fees and Services

The following is a summary of EY’s and GT’s fees for professional services rendered to the Company for the years ended December 31, 2021 and 2020, respectively:

	2021 Fees	2020 Fees
Fee Category	Ernst & Young LLP	Grant Thornton LLP
Audit Fees	$1,667,271	$1,312,619
Audit-Related Fees	—	5,000
Tax Fees	123,075	—
All Other Fees	8,000	—
Total	$1,798,346	$1,317,619

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements, audit of our internal control over financial reporting, review of our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young and GT, as applicable, that are reasonably related to the performance of the audit or review of our financial statements and are not reported above as “Audit Fees.” These services include accounting fees in connection with a registration statement.

Tax Fees. This category consists of professional services rendered by Ernst & Young and GT, as applicable, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above, principally including accounting tool subscription services.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All fees shown in the table above were pre-approved in accordance with the policies described above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2021 and 2020 for our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles D. Vogt	2021	550,192	(2)	—		4,180,000	(6)	—		550,000	(4)	—	27,881	(9)	5,308,073
President & CEO	2020	203,173	(3)	446,250	(5)	449,329	(7)	2,964,751	(8)	—		—	9,325	(10)	4,072,828
Misty Kawecki	2021	126,923	(11)	50,000	(12)	944,000	(13)	1,012,414	(14)	62,500	(4)	—	10,488	(15)	2,206,325
CFO	2020	—		—		—		—		—		—	—		—
Thomas Cancro	2021	202,812	(16)	—		418,000	(19)	113,603	(20)	75,000	(4)	—	172,801	(21)	982,216
Former CFO	2020	282,019	(17)	66,250	(18)	—		—		—		—	63,159	(22)	411,428
Justin K. Ferguson	2021	300,000	(23)	—		451,400	(25)	113,741	(27)	150,000	(4)	—	32,196	(29)	1,047,337
CLO & Corporate Secretary	2020	82,048	(24)	37,500	(18)	357,000	(26)	190,655	(28)	—		—	7,049	(30)	674,252

(1)

This column represents the grant date fair value of the option awards granted during the applicable fiscal year to our named executive officers, calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Based on an annual base salary of $600,000, which increased from $500,000, effective July 1, 2021.

(3)	Based on an annual base salary of $500,000 earned by Mr. Vogt in 2020 after joining the Company in August of 2020.

(4)	Consists of bonus award for performance in 2021 paid in accordance with the annual bonus plan.

(5)	Consists of $200,000 sign-on bonus and $246,250 discretionary bonus award for performance in 2020.

(6)	Consists of restricted stock units that vest in three annual installments on July 1, 2022, 2023 and 2024.

(7)	Consists of restricted stock units that vest in three annual installments on June 10, 2021, 2022 and 2023.

(8)

Consists of an option to purchase 370,370 shares of the Company’s common stock (the “Special Option”) and an option to purchase 148,148 shares of the Company’s common stock (the “Initial Option”). The Special Option vests on the third anniversary of Mr. Vogt’s commencement of employment, and the Initial Option vests with respect to 33% of the shares underlying the Initial Option on the first anniversary of Mr. Vogt’s commencement of employment, and the remainder vests ratably over 24 months thereafter.

(9)

Consists of (a) $19,896 in medical insurance premiums, (b) $2,485 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf, (c) $4,000 in company matching contributions to 401(k) plan account, and (d) $1,500 in company contribution to HSA account.

(10)	Consists of (a) $8,290 in medical insurance premiums and (b) $1,035 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(11)	Based on an annual base salary of $300,000 earned by Ms. Kawecki in 2021 since joining the Company in August of 2021.

(12)	Consists of a sign-on bonus.

(13)	Consists of restricted stock units that vest in three annual installments on August 2, 2022, 2023 and 2024.

(14)

Consists of an option to purchase 100,000 shares of the Company’s common stock. Thirty-three percent (33%) of the options vest on August 2, 2022, and the remainder vest in twenty-four (24) equal monthly installments thereafter.

(15)

Consists of (a) $6,168 in medical insurance premiums, (b) $801 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on her behalf, and (c) $3,519 in company matching contributions to 401(k) plan account.

(16)	Based on the portion of an annual base salary of $300,000 earned by Mr. Cancro in 2021 up to the date of his end of employment effective September 3, 2021.

(17)	Based on an annual base salary of $300,000, which increased from $275,000, effective April 1, 2020.

(18)	Consists of discretionary bonus award for performance in 2020.

(19)	Consists of restricted stock units that vest in four substantially equal annual installments on July 1, 2022, 2023, 2024, and 2025. These units were forfeited upon the end of employment of Mr. Cancro.

(20)

Consists of an option to purchase 10,000 shares of the Company’s common stock. These unvested options were forfeited on Mr. Cancro’s end of employment with the Company. Mr. Cancro also forfeited options to purchase 90,048 shares of the Company's stock that were unvested as of the end of employment date. These options were granted to Mr. Cancro in the prior years.

(21)

Consists of (a) $150,000 in severance payment, (b) $8,514 in housing allowance, (c) $6,509 in medical insurance premiums, (d) $955 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf, (e) $4,000 in company matching contributions to 401(k) plan account, and (f) $2,823 COBRA continuation payments following his end of employment.

(22)

Consists of (a) housing allowance of $51,964, (b) $9,763 in medical insurance premiums and (c) $1,432 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(23)	Based on an annual base salary of $300,000 earned by Mr. Ferguson in 2021.

(24)	Based on an annual base salary of $300,000 earned by Mr. Ferguson in 2020 after joining the Company in September of 2020.

(25)	Consists of restricted stock units that vest in four annual installments on July 1, 2022, 2023, 2024, and 2025 and in three annual installments on October 1, 2022, 2023, and 2024.

(26)	Consists of restricted stock units that vest in three annual installments on June 10, 2021, 2022 and 2023.

(27)

Consists of an option to purchase 10,000 shares of the Company’s common stock. Twenty-five percent (25%) of the options vest on July 1, 2022, and the remainder will vest in thirty-six (36) equal monthly installments thereafter.

(28)

Consists of an option to purchase 37,500 shares of the Company’s common stock. Thirty-three percent (33%) of the options vested on September 28, 2021 and the remainder will vest in twenty-four (24) equal monthly installments thereafter.

(29) (30)

Consists of (a) $25,711 in medical insurance premiums, (b) $2,485 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf, and (c) $4,000 in company matching contributions to 401(k) plan account.

Consists of (a) $6,428 in medical insurance premiums and (b) $621 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

Narrative to Summary Compensation Table

The principal components of compensation for our named executive officers include base salary, annual bonus plan, option awards, health and welfare benefits and certain other benefits.

2021 Salaries

Base salaries for our named executive officers are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the named executive officer’s peers outside the Company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive officer’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive officer to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the

Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives.

As of December 31, 2021, the base salaries for our actively employed named executive officers were as follows: Charles D. Vogt $600,000, Misty Kawecki $300,000 and Justin K. Ferguson $300,000.

Annual Bonus Plan

Mr. Vogt, Ms. Kawecki and Mr. Ferguson are eligible to participate in a DZS annual bonus program, to be earned and paid quarterly. The Compensation Committee evaluates and approves bonus payments, if any, on a quarterly basis by reviewing the Company’s overall results against the annual budget as approved by the Board with respect to various financial metrics as well as individual key performance goals. As of December 31, 2021, Mr. Vogt’s target quarterly bonus is $150,000, Ms. Kawecki’s target quarterly bonus is $37,500, and Mr. Ferguson’s target quarterly bonus is $37,500. For 2021, the Compensation Committee determined that the financial metrics under the annual bonus program would be based on two metrics – 50% weighted on the Company’s revenue and 50% weighted on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).

Following completion of each quarter, the Compensation Committee determined the quarterly cash bonus payout for each executive officer. Such payout was calculated by multiplying the aggregate percentage achievement of the two financial metrics for each quarter by the bonus at target for each such executive officer, subject to any adjustments determined appropriate by the Compensation Committee as described below.  Any achievement for an applicable quarter in excess of 100% is not paid out until the end of the year.

The performance targets relating to the Company’s revenues and adjusted EBITDA under the annual bonus plan for each of the executive officers, as well as the actual results of these financial measurements for 2021, were as follows:

		ANNUAL BONUS PLAN
		Target Bonus Metrics
		($ in millions)
	Company Payout Performance Metric	Minimum 25%	Target 100%	Maximum 200%	Actual 2021 Results	Calculated Payout	Weightening
First	Revenues	68.4	76.0	83.6	81.0	166.0%	12.5%
Quarter 2021	Adjusted EBITDA	(2.9)	(2.6)	(2.2)	3.6	200.0%	12.5%
Second	Revenues	71.8	79.8	87.8	82.7	136.0%	12.5%
Quarter 2021	Adjusted EBITDA	2.0	2.2	2.4	(0.4)	0.0%	12.5%
Third	Revenues	78.7	87.4	96.1	88.4	111.0%	12.5%
Quarter 2021	Adjusted EBITDA	5.6	6.2	6.8	5.1	0.0%	12.5%
Fourth	Revenues	81.3	90.3	99.3	98.1	196.0%	12.5%
Quarter 2021	Adjusted EBITDA	7.9	8.8	9.7	2.5	0.0%	12.5%
Total Year 2021	Revenues	300.2	333.5	366.8	350.2	150.0%	50.0%
	Adjusted EBITDA	12.6	14.6	16.7	10.8
	Rift Acquisition impact on EBITDA				3.8
	Normalized Adjusted EBITDA				14.6	100.0%	50.0%
	Total Weighted Payout Normalized for Acquisition of Rift					125.0%

The Compensation Committee retained its discretion to adjust overall bonuses under the annual bonus plan. The Company overachieved its revenue target with a 150% performance but did not achieve the adjusted EBITDA target under the unadjusted annual bonus plan. As a result of the closing of the Rift acquisition in March 2021, the supply chain headwinds and foreign currency fluctuations, each of which had an impact on the Company’s annual operating plan for 2021 (including a $3.8 million impact specifically for the Rift acquisition), the Compensation Committee acknowledged that the Company’s adjusted EBITDA performance under the annual bonus plan should have overachieved the annual bonus plan targets taking such factors into account. However, the Compensation Committee determined that, irrespective of the achievement by the officers of their individual key performance metrics, the achievement under the annual bonus plan should be capped at 100% target bonus payout for each executive officer.

As a result, the amounts paid under the Company’s annual bonus plan for 2021 were as follows:

Executive Officer	Total Received under the DZS annual bonus plan
Charlie Vogt	550,000
Misty Kawecki (1)	62,500
Justin Ferguson	150,000
Thomas Cancro (2)	75,000

(1)	The amount received under the DZS annual bonus plan reflects a prorated amount from the executive officers start date with DZS in 2021 through December 31, 2021.
(2)	Consists of bonus award for performance in 2021 through his end of employment date with the Company.

Equity Awards

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use restricted stock units and stock options as the primary incentive vehicle for long-term compensation opportunities. During 2021, awards of restricted stock units were made to Mr. Vogt and awards of restricted stock units and stock options were made to Ms. Kawecki, Mr. Ferguson and Mr. Cancro.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, generally on the same basis as other employees. We believe that these health and welfare benefits help ensure that the Company has a productive and focused workforce.

Other Benefits

We provide our named executive officers with other benefits when it is appropriate or necessary to incentivize them to join the Company or to retain them. Pursuant to their respective employment agreements, Mr. Cancro was entitled to certain additional benefits, including a housing allowance and relocation assistance.

Outstanding Equity Awards at 2021 Fiscal Year End

The following lists all outstanding equity awards held by our named executive officers as of December 31, 2021.

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Charles D. Vogt	65,842	(2)	452,676	(2)	—	10.11	08/01/30	—	—	229,630	(3)	3,724,599
Misty Kawecki	—		100,000	(4)	—	18.88	08/02/31	—	—	50,000	(5)	811,000
Justin K. Ferguson	15,623	(6)	21,877	(6)	—	9.52	09/28/30	—	—	55,000	(8)	892,100
	—		10,000	(7)	—	20.90	07/01/31	—	—	—		—

(1)	The vesting of the stock options held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.”

(2)

Option to purchase 370,370 shares of the Company’s common stock (the “Special Option”) and an option to purchase 148,148 shares of the Company’s common stock (the “Initial Option”). The Special Option vests on the third anniversary of Mr. Vogt’s commencement of employment, and the Initial Option vests with respect to 33% of the shares underlying the Initial Option on the first anniversary of Mr. Vogt’s commencement of employment, and the remainder vests ratably over 24 months thereafter.

(3)

Restricted stock units granted on August 1, 2020 and July 1, 2021 that vest in three annual installments on June 10, 2021, 2022 and 2023 and three annual installments on July 1, 2022, 2023 and 2024, respectively.

(4)

Option to purchase 100,000 shares of the Company’s common stock. Thirty-three percent (33%) of the options vest on August 2, 2022, and the remainder vest in twenty-four (24) equal monthly installments thereafter.

(5)	Restricted stock units that vest in three annual installments on August 2, 2022, 2023 and 2024.

(6)

Option to purchase 37,500 shares of the Company’s common stock. Thirty-three percent (33%) of the options vested on September 28, 2021 and the remainder vest in twenty-four (24) equal monthly installments thereafter.

(7)

Option to purchase 10,000 shares of the Company’s common stock. Twenty-five percent (25%) of the options vest on July 1, 2022, and the remainder will vest in thirty-six (36) equal monthly installments thereafter.

(8)

Restricted stock units granted on September 28, 2020, July 1, 2021, and October 1, 2021 that vest in three annual installments on June 10, 2021, 2022 and 2023, four annual installments on July 1, 2022, 2023, 2024, and 2025, and three annual installments on October 1, 2022, 2023, and 2024, respectively.

Potential Payments Upon Termination

We have employment, severance, change of control or release agreements with certain of the named executive officers, as described below.

Employment Agreement with Charles D. Vogt

On July 30, 2020, the Company announced the appointment of Charles D. Vogt as the Company’s President and Chief Executive Officer, effective August 1, 2020. In connection with his appointment, Mr. Vogt entered into an employment agreement with the Company (such agreement, as subsequently amended, the “Vogt Employment Agreement”) that is discussed in greater detail below. The Vogt Employment Agreement provides that Mr. Vogt will have an annual base salary of $600,000, which will be reviewed on at least an annual basis by the Company’s Board of Directors or the Compensation Committee of the Board of Directors. Mr. Vogt will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Vogt’s initial target quarterly bonus is $150,000, provided that Mr. Vogt’s actual bonus for each of the first four quarters following his commencement of employment (commencing with the quarter ending September 30, 2020) will be no less than $125,000, subject to his continued employment through the end of each applicable quarter. Mr. Vogt is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers.

In connection with his appointment, the Board granted to Mr. Vogt: (i) an option to purchase 370,370 shares of the Company’s common stock (the “Special Option”), (ii) an option to purchase 148,148 shares of the Company’s common stock (the “Initial Option”), and (iii) an award of 44,444 restricted stock units (the “Initial RSUs”). The Special Option and the Initial Option have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The Special Option will vest on the third anniversary of Mr. Vogt’s commencement of employment, and the Initial Option will vest with respect to 33% of the shares underlying the Initial Option on the first anniversary of Mr. Vogt’s commencement of employment, and the remainder will vest ratably over 24 months thereafter. The Initial RSUs vest in three annual installments on June 10, 2021, 2022 and 2023. Vesting of the equity awards will be immediately accelerated if, following a change in control, Mr. Vogt resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board.

Under the Vogt Employment Agreement, Mr. Vogt will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Vogt’s employment is terminated by reason of a Qualifying Termination, Mr. Vogt will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid and (ii) a lump-sum payment equal to Mr. Vogt’s annual salary as in effect immediately prior to the date of termination. In addition, all unvested equity awards shall immediately vest (with the exception that the Special Option shall only vest if such termination occurs within twelve months of a change in control).

Employment Agreement with Misty Kawecki

On July 29, 2021, the Company announced the appointment of Misty Kawecki as the Company’s Chief Financial Officer, effective July 29, 2021. In connection with her appointment, Ms. Kawecki entered into an employment agreement with the Company (the “Kawecki Employment Agreement”) that is discussed in greater detail below. The Kawecki Employment Agreement provides that Ms. Kawecki will have an initial annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Company’s Board of Directors or the Compensation Committee of the Board of Directors. Ms. Kawecki will be eligible to participate in a performance-based annual bonus program approved by the Board, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Ms. Kawecki’s initial target annual bonus is $37,500 per quarter. Ms. Kawecki also received a one-time sign-on bonus in the amount of $50,000. Ms. Kawecki is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.

In connection with her appointment, the Board granted Ms. Kawecki stock options to purchase 100,000 shares of the Company’s common stock and 50,000 restricted stock units under the Company’s equity plan. Such options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a three-year period, with 33% vesting on the first anniversary of Ms. Kawecki’s commencement of employment and the remainder vesting ratably over 24 months thereafter. The restricted stock units will vest in three equal installments on August 2, 2022, 2023 and 2024. Vesting of the equity awards will be immediately accelerated if Ms. Kawecki resigns for “good reason” (as defined below) or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below), within twelve months following a change in control.

Under the Kawecki Employment Agreement, Ms. Kawecki will receive certain compensation in the event that she resigns for “good reason” or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Ms. Kawecki’s employment is terminated by reason of a Qualifying Termination, Ms. Kawecki will be entitled to receive (i) her base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to the greater of (A) Ms. Kawecki’s annual salary as in effect immediately prior to the date of termination or (B) $300,000, and (iii) Ms. Kawecki’s bonus for the quarter in which the termination occurs based on actual Company performance. Vesting of the equity awards will be immediately accelerated if Ms. Kawecki resigns for “good reason” (as defined below) or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below), within twelve months following a change in control. Future equity grants will be made at the discretion of the Board.

Employment Agreement with Justin K. Ferguson

On September 28, 2020, the Company announced the appointment of Justin K. Ferguson as the Company’s Chief Legal Officer, effective September 28, 2020. In connection with his appointment, Mr. Ferguson entered into an employment agreement with the Company (the “Ferguson Employment Agreement”) that is discussed in greater detail below. The Ferguson Employment Agreement provides that Mr. Ferguson will have an initial annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Company’s Board of Directors or the Compensation Committee of the Board of Directors. Mr. Ferguson will be eligible to participate in a performance-based annual bonus program approved by the Board, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Ferguson’s initial target annual bonus is $37,500 per quarter. Mr. Ferguson is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.

In connection with his appointment, the Board granted Mr. Ferguson stock options to purchase 37,500 shares of the Company’s common stock and 37,500 restricted stock units under the Company’s equity plan. Such options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a three-year period, with 33% vesting on the first anniversary of Mr. Ferguson’s commencement of employment and the remainder vesting ratably over 24 months thereafter. The restricted stock units will vest in three equal installments on June 10, 2021, 2022 and 2023. Vesting of the equity awards will be immediately accelerated if Mr. Ferguson resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below).

Under the Ferguson Employment Agreement, Mr. Ferguson will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Ferguson’s employment is terminated by reason of a Qualifying Termination, Mr. Ferguson will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to Mr. Ferguson’s annual salary as in effect immediately prior to the date of termination and (iii) Mr. Ferguson’s bonus for the quarter in which the termination occurs based on actual Company performance. Vesting of the equity awards will be immediately accelerated if Mr. Ferguson resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board.

Employment Agreement with Thomas J. Cancro

On November 25, 2019, the Company announced the appointment of Thomas J. Cancro as the Company’s Chief Financial Officer, effective December 2, 2019. In connection with his appointment, Mr. Cancro entered into an employment agreement with the Company (such agreement, as subsequently amended, the “Cancro Employment Agreement”) that is discussed in greater detail below. The Cancro Employment Agreement provides that Mr. Cancro will have an annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Company’s Board of Directors or the Compensation Committee of the Board of Directors. Mr. Cancro will be eligible to participate in a performance-based annual bonus program approved by the Board, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Cancro’s initial target quarterly bonus is $37,500. For a period of up to fifteen months, Mr. Cancro will be eligible for a housing and automobile allowance in connection with his commencement of employment in the San Francisco Bay Area and in the Dallas / Fort Worth metroplex. Mr. Cancro will also be eligible for relocation assistance in certain circumstances. Mr. Cancro is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.

In connection with his appointment, the Board granted Mr. Cancro stock options to purchase 160,000 shares of the Company’s common stock under the Company’s equity plan. The options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a four-year period, with 25% vesting on the first anniversary of Mr. Cancro’s commencement of employment and the remainder vesting ratably over 36 months thereafter. Vesting of the options will be immediately accelerated if, following a change in control, Mr. Cancro resigns for “good reason” (as defined below) or his employment is terminated by the

Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board.

Under the Cancro Employment Agreement, Mr. Cancro will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Cancro’s employment is terminated by reason of a Qualifying Termination, Mr. Cancro will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid and (ii) a lump-sum payment equal to the sum of (x) the greater of (A) six months’ of Mr. Cancro’s salary as in effect immediately prior to the date of termination or (B) $150,000 plus (y) Mr. Cancro’s bonus for the quarter in which the termination occurs based on actual Company performance.

In conjunction with Ms. Kawecki’s appointment as CFO on July 29, 2021, Mr. Cancro ceased being the Company’s chief financial officer. Under the terms of a release agreement, we paid Mr. Cancro a lump sum payment of $150,000 in severance and provided up to six months of Company paid COBRA benefits.

Defined Terms in Employment Agreements

For purposes of the employment agreements described above, “cause” is generally defined to include: (1) the executive’s willful or continued failure to substantially perform his or her duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors (or, with respect to Ms. Kawecki, Mr. Ferguson or Mr. Cancro, the Chief Executive Officer) consistent with the terms of his or her employment agreement, which failure continues for 15 days following the executive’s receipt of written notice from the Board of Directors, (2) the executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against us, (3) the executive’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (4) the executive’s willful and material breach of his or her employment agreement, which breach remains uncured for 15 days following his or her receipt of written notice by the Board of Directors.

For purposes of the employment agreements, “good reason” is generally defined to include the occurrence of any of the following events without his or her consent: (1) a material diminution in the executive’s base compensation, (2) a material diminution in the executive’s authority, duties or responsibilities, (3) a material change in the geographic location at which the executive must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by the Company of its obligations under the employment agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,767,552	(1)	$7.41	1,264,983	(2)
Equity compensation plans not approved by security holders	518,518	(3)	$10.11	—

(1)

Includes 1,279,922 shares of unvested or unissued restricted stock units outstanding as of December 31, 2021 and 1,487,630 shares underlying options under the 2017 Plan. The weighted average exercise price of those outstanding options is $7.41 per share.

(2)

Includes shares available for future issuance under our 2017 Plan and the 2018 Employee Stock Purchase Plan. As of December 31, 2021, 606,124 shares of common stock were available for future issuance under the 2018 Employee Stock Purchase Plan.

(3)

Includes 518,518 options issued in connection with the Non-Qualified Inducement Stock Option Grant Notices and Stock Option Agreements, each dated August 1, 2020 between the Company and Charles D. Vogt.

DIRECTOR COMPENSATION

Charles D. Vogt, who also serves as an officer of the Company, does not receive any additional compensation for his service as a director.

 Under our non-employee director compensation program, each non-employee director is entitled to receive an annual cash retainer of $35,000 (pro-rated for partial years) that is paid quarterly. Directors may elect to receive an equivalent amount of fully vested shares of our common stock in lieu of the annual cash retainer. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of restricted stock units. The restricted stock units are granted on the first trading day of each calendar year. The number of restricted stock units granted is determined by dividing $65,000 by the fair market value per share of our common stock on the date of grant. The annual equity grant of restricted stock units will vest in four equal installments at the end of each quarter over the course of one year following the grant date, assuming continued service as a director of the Company. In addition, members of the Audit Committee receive an annual cash retainer of $15,000, members of the Compensation Committee receive an annual cash retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual cash retainer of $5,000. All cash retainers are paid quarterly for continued service on the committees. Non-employee directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities.

Effective July 1, 2022, the Board of Directors has approved an amendment to the non-employee director compensation plan.  Beginning July 1, 2022, the number of restricted stock units granted shall be determined by dividing $100,000 by the fair market value per share of our common stock on the date of grant. In addition, the chairman of the Board is entitled to receive an annual cash retainer of $10,000, the chairs of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee are each entitled to receive an annual cash retainer of $5,000 and each member of the Strategy Committee will receive an annual cash retainer of $5,000.  The increases to the non-employee director compensation plan will be pro-rated upon the plan’s effectiveness for 2022.

The following table sets forth the compensation earned during the year ended December 31, 2021 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Min Woo Nam (2)	35,000	65,000	—	—	—	—	100,000
Matt W. Bross (1)	50,000	65,000	—	—	—	—	115,000
Barbara Carbone (1)	60,000	65,000	—	—	—	—	125,000
Joon Kyung Kim (1)	65,000	65,000	—	—	—	—	130,000
David Schopp (1)	55,000	65,000	—	—	—	—	120,000
Choon Yul Yoo (1)	35,000	65,000	—	—	—	—	100,000

(1)	As of December 31, 2021, there were no stock options or unvested stock awards held by these members of the board of directors.

(2)	As of December 31, 2021, Mr. Nam held options to purchase 20,000 shares of the Company’s common stock that were vested and exercisable.

(3)

This column represents the grant date fair value of the equity awards granted in 2021 to the non-employee directors, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

 The following table sets forth information known to us regarding ownership of our common stock on March 24, 2022 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table above, and (iv) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
DASAN Networks, Inc. (4)	10,093,015		36.6%
AIGH Capital Management, LLC (5)	1,568,344		5.7%
Charles D. Vogt	96,438	(6)	*
Min Woo Nam	44,043	(7)	*
Matt W. Bross	5,247	(8)	*
Barbara Carbone	5,247	(9)	*
Joon Kyung Kim	12,428	(10)	*
David Schopp	19,712	(11)	*
Choon Yul Yoo	15,107	(12)	*

Other named executive officers:
Misty Kawecki	—		—
Justin K. Ferguson	28,249	(13)	*
All directors, named executive officers and their affiliates as a group (9 persons)	226,471		*

*	Denotes less than 1%.

(1)

Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o DZS Inc., 5700 Tennyson Parkway, Suite 400 Plano, Texas, 75024.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 24, 2022 are deemed outstanding, including without limitation, upon the exercise of options or vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 27,553,992 shares of common stock outstanding on March 24, 2022 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 24, 2022.

(4)	The address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Budang-gu, Sungnam-si, Gyeonggi-do, 463-400, Korea.

(5)	The address of AIGH Investment Partners, L.P. is 6006 Berkeley Avenue, Baltimore MD 21209, USA.

(6)

Consists of (a) 10,021 shares held by Mr. Vogt, (b) 78,187 shares subject to stock options exercisable by Mr. Vogt, and (c) 8,230 shares subject to stock options held by Mr. Vogt that will vest within 60 days after March 24, 2022.

(7)

Consists of (a) 23,071 shares held by Mr. Nam, (b) 20,000 shares subject to stock options exercisable by Mr. Nam, and (c) 972 Restricted Stock Units held by Mr. Nam that will vest within 60 days after March 24, 2022.

(8)	Consists of (a) 4,275 shares held by Mr. Bross, and (b) 972 Restricted Stock Units held by Mr. Bross that will vest within 60 days after March 24, 2022.

(9)	Consists of (a) 4,275 shares held by Ms. Carbone, and (b) 972 Restricted Stock Units held by Ms. Carbone that will vest within 60 days after March 24, 2022.

(10)	Consists of (a) 11,456 shares held by Mr. Kim, and (b) 972 Restricted Stock Units held by Mr. Kim that will vest within 60 days after March 24, 2022.

(11)	Consists of (a) 18,740 shares held by Mr. Schopp, and (b) 972 Restricted Stock Units held by Mr. Schopp that will vest within 60 days after March 24, 2022.

(12) (13)

Consists of (a) 14,135 shares held by Mr. Yoo, and (b) 972 Restricted Stock Units held by Mr. Yoo that will vest within 60 days after March 24, 2022.

Consists of (a) 8,462 shares held by Mr. Ferguson, (b) 17,705 shares subject to stock options exercisable by Mr. Ferguson, and (c) 2,082 shares subject to stock options held by Mr. Ferguson that will vest within 60 days after March 24, 2022.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and greater than 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the fiscal year ended December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During prior periods, certain of the Company's subsidiaries entered into term loan arrangements with DNI. As of December 31, 2020, the Company had an aggregate outstanding balance of $29.8 million under such financing arrangements. In the first quarter of 2021, the entire outstanding balance on these term loans was repaid. Interest expense on these related party borrowings was $0.1 million in 2021.

We have entered into various agreements and transactions with DNI and certain of its affiliates in the ordinary course of business. We have entered into certain sales agreements with DNI for the sale of our products in Korea, France, India and Taiwan, under which finished goods produced by us were sold to this related party for approximately $2.1 million during the year ended December 31, 2021.

DNS Korea entered into two separate lease agreements with DNI.  In April 2018, DNS Korea entered into a lease agreement for approximately 73,000 square feet of office space in Pangyo, Korea.  The office lease has a term of 7 years and expires in June 2025.  In July 2017, the Company entered into a lease agreement for approximately 155,800 square feet of warehouse space in Janghowon, Korea.  The warehouse lease has a term of 10 years and expires in June 2027.  Operating lease cost related to these leases totaled $1.8 million for year ended December 31, 2021.  As of December 31, 2021, the right of use asset and operating lease liability related to these leases were $6.4 million.

DNS California, a wholly owned subsidiary of the Company, shares human resources, treasury and other administrative support with DNI.  As such, the Company entered into certain service sharing agreements with DNI and certain of its subsidiaries for the shared office space and shared administrative services.

DNI has also provided payment guarantees relating to certain of our borrowings, and we pay DNI a guarantee fee which is calculated as 0.9% of the guaranteed amount. We paid approximately $0.2 million to DNI in respect of its payment guarantees during the year ended December 31, 2021.

See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (which is incorporated herein by reference) for information regarding related party transactions involving DNI and its affiliates.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of DZS’ financial statements and internal control over financial reporting. DZS’ Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of DZS’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of DZS’ financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Ernst & Young, LLP, DZS’ independent registered public accounting firm, is responsible for performing an independent audit of DZS’ consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of DZS’ internal controls and the overall quality of DZS’ financial reporting. The functions of the Audit Committee members are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, Ernst & Young. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and Ernst & Young on the basis of the information it receives, discussions with management and Ernst & Young, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from management and the Company. In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in DZS’ Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Joon Kyung Kim (Chairman)

Barbara Carbone

David Schopp

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the Annual Meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2023 Annual Meeting. Stockholders of DZS may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2023 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 20, 2022 (being 120 calendar days prior to the anniversary of the release date of the proxy statement for our 2022 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at the 2023 Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2023 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2023 annual meeting of stockholders is March 4, 2023 (90 calendar days prior to the anniversary of our 2022 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2023 annual meeting. However, in the event that the 2023 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2022 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2023 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to DZS Inc., Attn: Corporate Secretary, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024.

SCAN TO VIEW MATERIALS & VOTE DZS INC. 5700 TENNYSON PARKWAY, SUITE 400 PLANO, TX 75024 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DZSI2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D81554-P71040 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DZS INC. The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors to serve three-year terms: Nominees: For Withhold 1a. Min Woo Nam 1b. Charles D. Vogt The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D81555-P71040 DZS INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE DZS INC. BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Charles D. Vogt, Misty Kawecki and Justin K. Ferguson, with full power of substitution as to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of DZS Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of DZS Inc. to be held on June 2, 2022 at 10:00 a.m. Central Time via virtual webcast at www.virtualshareholdermeeting.com/DZSI2022, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present. THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT. Continued and to be signed on reverse side